EXHIBIT 107.1

Form S-8

(Form Type)

MATTEL, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $1.00 par value per share, to be issued under the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan, as amended (the “Plan”)	Other(2)	15,700,000	$22.90(2)	$359,530,000(2)	$92.70 per $1,000,000	$33,328.43

Total Offering Amounts					$359,530,000		$33,328.43

Total Fee Offsets							$0.00

Net Fee Due							$33,328.43

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock (“Common Stock”) that become issuable under the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan, as amended, by reason of any stock dividend, stock split, recapitalization, or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rules 457(c) and 457(h) of the Securities Act based on the average of the high and low sales price of Common Stock, as reported on the Nasdaq Stock Market on August 3, 2022.